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                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

    Date of Report (Date of earliest event reported):    December 13, 2001

                   INTERNATIONAL ASSETS HOLDING CORPORATION
            (Exact name of registrant as specified in its charter)

       Delaware                  33-70334-A                  59-2921318
(State of Incorporation)    (Commission File Number)     (IRS Employer ID No.)

           250 Park Avenue S.  Suite 200, Winter Park, Florida 32789
             (Address of principal executive offices)  (Zip Code)

                                 407-629-1400
             (Registrant's telephone number, including area code)

                                      N/A
         (Former name or former address, if changed since last report)

Item 2.  Acquisition or Disposition of Assets

On December 13 , 2001, the Registrant sold its two wholly-owned subsidiaries, International Assets Advisory, LLC and Global Assets Advisors, LLC, and its 50% membership interest in International Assets New York, LLC to Lakeside Assets, LLC for approximately $650,000 in cash. Lakeside Assets, LLC is controlled by Mark Frankel, the managing partner of International Assets New York, LLC, the Registrant's securities brokerage joint venture that was in New York City. In connection with the disposition transaction, Lakeside Assets also purchased 80,000 shares of the Registrant's common stock for an aggregate purchase price of $200,000. The amount of consideration received by the Registrant was the result of arm's length negotiations between the Registrant and Lakeside Assets, based on the parties evaluation of the fair market value of the assets disposed of.

The Registrant disposed of those assets that comprised its retail brokerage and money management operations. Such assets included furniture and equipment, customer lists, marketing database, publications, money management contracts, trademarks, research materials, compliance materials, customer account records and certain URL addresses. The sale did not include any financial assets including cash, cash equivalents, marketable securities or accounts receivable.

The foregoing discussion is qualified by reference to the full text of the purchase agreement between the Company and Lakeside Assets, which is filed as an exhibit to this report on Form 8-K and is incorporated herein by reference in its entirety.
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Item 7.   Financial Statements and Exhibits

Exhibit    Description
-------    -----------

2 Purchase Agreement dated August 24, 2001 by and among Lakeside Assets, LLC, International Assets Advisory, LLC, Global Assets Advisors, LLC, and International Assets Holding Corporation, as amended by Amendment No.1 thereto, dated as of October 1, 2001.
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                                  Signatures

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                             INTERNATIONAL ASSETS HOLDING CORPORATION

Date 12/26/01       /s/ Jonathan C. Hinz
     --------       --------------------
                    Jonathan C. Hinz
                    ----------------
                    Chief Financial Officer
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                                 EXHIBIT INDEX
                                 -------------

Exhibit    Description
-------    -----------

2 Purchase Agreement dated August 24, 2001 by and among Lakeside Assets, LLC, International Assets Advisory, LLC, Global Assets Advisors, LLC, and International Assets Holding Corporation, as amended by Amendment No.1 thereto, dated as of October 1, 2001.